                                                                     Exhibit 4.6


THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE, SATISFACTORY TO THE ISSUER OF THIS CERTIFICATE, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.


WARRANT CERT. NO. 2000-01     WARRANTS TO PURCHASE 15,000 SHARES OF COMMON STOCK

DATE: AUGUST 15, 2000


                              TRANSFERABLE WARRANTS
                           TO PURCHASE COMMON STOCK OF
                              E-SYNC NETWORKS, INC.


         THIS CERTIFIES THAT, for value received, John C. Maxwell, III, with an address of c/o Commercial Electronics, L.L.C., 375 Park Avenue, Suite 1604, New York, New York 10152, or registered assignees, is entitled to purchase from E-Sync Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), at a purchase price equal to the "Exercise Price" (as hereinafter defined), at any time from and after the date hereof to and including the "Final Exercise Date" (as hereinafter defined), fifteen thousand (15,000) shares of the Company's Common Stock, $.01 par value (the "Warrant Shares"), subject, however, to the provisions and upon the terms and conditions hereinafter set forth. The Exercise Price shall initially be Five Dollars and Fifty Cents ($5.50) per share, subject to adjustment as hereinafter provided.

         Certain capitalized terms used in this Warrant Certificate and not otherwise defined are defined in paragraph 4 hereof. By accepting this Warrant Certificate, the holder agrees to be bound by the terms hereof.

         THESE WARRANTS ARE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

         1. (a) Exercise of Warrants. The rights represented by this Warrant Certificate may be exercised by the registered holder hereof, in whole or in part (but not as to a fractional share of Common

Stock), by (i) the delivery of this Warrant Certificate, together with a properly completed Subscription Form, to the principal office of the Company at 35 Nutmeg Drive, Trumbull, Connecticut 06611 (or such other office or agency of the Company as it may designate by notice in writing to the holder hereof) and
(ii) payment to the Company, in immediately available funds, of the Exercise Price for the Warrant Shares being purchased. Certificates for the Warrant Shares so purchased (together with a cash adjustment in lieu of any fraction of a share) shall be delivered to the holder hereof within a reasonable time, not exceeding twenty (20) business days, after the rights represented by this Warrant Certificate shall have been so exercised and paid for, and, unless these Warrants have expired, a new Warrant Certificate representing the number of Warrants, if any, with respect to which this Warrant Certificate shall not then have been exercised, in all other respects identical with this Warrant Certificate, shall also be issued and delivered to the holder hereof within such time, or appropriate notation may be made on this Warrant Certificate and the same returned to such holder.

                  (b) Transfer Restriction Legend. Each certificate for Warrant Shares issued upon exercise of these Warrants shall bear the legends appearing on the first page of this Warrant Certificate.

         2. Special Agreements of the Company. The Company covenants and agrees that:

                  (a) Character of Warrant Shares. All Warrant Shares which may be issued upon the exercise of the Warrants represented hereby, upon issuance, will be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and without limiting the generality of the foregoing, that it will take from to time all such action as may be requisite to ensure that the par value per share (if any) of the Common Stock is at all times equal to or less than the then effective Exercise Price, and that it will refrain from taking any action which could pursuant to the terms of the Warrants result in the Exercise Price per share being less than the par value per share of the Common Stock;

                  (b) No Violations. The Company will take all such action as may be necessary to ensure that Warrant Shares may be so issued without violation of any applicable United States state or federal law or regulation, or of any requirements of any securities exchange or inter-dealer quotation system upon which the Common Stock of the Company may be listed or quoted;

                  (c) Actions in Avoidance. The Company will not, by amendment of its Certificate or Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all of the provisions of this Warrant Certificate and in taking all of such action as may be necessary or appropriate in order to protect the rights of the holders of these Warrants; and

                  (d) Financial Information. The Company will, if requested, provide each Warrant holder copies of all annual, quarterly and current reports required to be filed by it pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended, and in addition, promptly after requested, such other information concerning the Company as any Warrant holder may reasonably require (i) in order to comply with any law or governmental regulation, order of any court, or order, inquiry or investigation of any governmental agency or instrumentality, or (ii) in order to exercise any right or privilege of such

Warrant holder or to enforce any obligation of the Company under the Warrants or any agreement or instrument executed and delivered in connection therewith.

         3. (a) Certain Adjustments. The Exercise Price hereof, but not the number of shares of Common Stock that may be purchased upon the full exercise of this Warrant, shall be reduced on each of the following dates to the amount set forth opposite thereto if, as at the close of business on any such date, the indebtedness evidenced by that Subordinated Term Promissory Note of even date herewith (the "Note"), between the Company, as maker, and the initial registered holder of this Warrant, as payee, remains unpaid, in whole or in part:

                  If the Note Remains Unpaid On:     The Exercise Price Shall Be Decreased To:
                  ------------------------------     -----------------------------------------
                  November 15, 2000                  $4.95
                  February 15, 2001                  $4.40
                  April 15, 2000                     $3.85.

No further adjustments will thereafter be made to the Exercise Price based solely on the Note remaining unpaid. The Exercise Price hereof and the number of shares of Common Stock that may be purchased upon the full exercise of this Warrant shall further be subject to adjustment from time to time as hereinafter provided. If any such adjustment shall occur before the passage of one or more of the dates set forth in the foregoing table and while the Note remains unpaid, the amount set forth in the table to which the Exercise Price may be reduced as at a subsequent date set forth in the table shall be appropriately adjusted.

                  (b) Stock Dividends, Subdivisions, Split-Ups. If, at any time prior to the Final Expiration Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased in proportion to such increase in outstanding shares.

                  (c) Stock Combinations. If, at any time prior to the Final Expiration Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Exercise Price shall be appropriately increased in proportion to such decrease in outstanding shares.

                  (d) Certain Dividends. If, at any time prior to the Final Expiration Date, the Company shall declare a cash dividend upon its Common Stock payable otherwise than out of earnings or earned surplus or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends and distributions) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the difference of (x) the Current Market Price of one share of Common Stock minus (y) the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the stock, securities, evidences of indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, and of which the denominator shall be such Current Market Price.

                  (e) All calculations under this Section 3 shall be made to the nearest cent or to the nearest share, as the case may be.

                  (f) Whenever the Exercise Price shall be increased or decreased pursuant to subsections (b), (c) and/or (d) of this Section 3, the number of shares of Common Stock acquirable upon the full exercise hereof shall be increased (in the case of a decrease in the Exercise Price) or decreased (in the case of an increase in the Exercise Price) to that number of shares of Common Stock obtained by multiplying the number of shares for which this Warrant was fully exercisable immediately before the event giving rise to the Exercise Price adjustment by a fraction, the numerator of which is the Exercise Price immediately prior to such event and the denominator of which is the Exercise Price immediately upon the consummation of such event. Whenever the Exercise Price shall be adjusted as provided in Section 3, the Company shall prepare a statement showing the facts requiring such adjustment and the Exercise Price that shall be in effect after such adjustment. The Company shall cause a copy of such statement to be sent by mail, first class postage prepaid, to the holder of this Warrant at its address appearing on the Company's records. Where appropriate, such copy may be given in advance and may be included as part of the notice required to be mailed under the provisions of subsection (b) of this
Section 3.

                  (g) Adjustments made pursuant to clauses (b), (c) and (d) above shall be made on the date such issuance, dividend, subdivision, split-up, combination or distribution, as the case may be, is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend, subdivision, split-up, combination or distribution.

                  (h) In the event the Company shall propose to take any action of the types described in clauses (b), (c) or (d) of this Section 3, the Company shall forward, at the same time and in the same manner, to the Holder of this Warrant such notice, if any, which the Company shall give to the holders of capital stock of the Company.

                  (i) In any case in which the provisions of this Section 3 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of all or any part of this Warrant which is exercised after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such exercise before giving effect to such adjustment exercise; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

         4. Definitions. The terms defined in this paragraph, whenever used in this Warrant Certificate, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

                  (a) "Common Stock" shall mean and include the Company's Common Stock, $.01 par value, and shall also include in case of any reorganization, reclassification, consolidation, merger or sale of assets, the stock, securities or assets provided to holders of the Company's Common Stock in exchange therefor.

                  (b) "Company" shall mean E-Sync Networks, Inc. and also include any successor thereto with respect to the obligations hereunder, by merger, consolidation or otherwise.

                  (c) "Current Market Price" shall mean, at any date and with respect to one share of Common Stock, the average of the daily closing prices for the 30 consecutive business days ending no more than five business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or as reported by Nasdaq (or if the Common Stock is not at the time listed or admitted for trading on any such exchange or if prices of the Common Stock are not reported by Nasdaq then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to herein are available for the period required hereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the Company or, if such determination cannot be made, by a nationally recognized independent investment banking firm selected by the Board of Directors of the Company (or if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

                  (d) "Final Exercise Date" shall mean August 15, 2005.

                  (e) "Warrant Certificate" shall mean this instrument evidencing the Warrants issued to the Warrant holder on this date.

                  (f) "Warrant holder(s)" shall mean the registered holder(s) of the Warrants.

                  (g) "Warrants" shall mean the Warrants represented by this Warrant Certificate and all Warrants issued in exchange, transfer or replacement or hereof or thereof.

                  (h) "Warrant Shares" shall mean the shares of Common Stock purchased or purchasable by the holders of Warrants upon the exercise thereof pursuant to paragraph 1.

         5. Exchange, Replacement and Assignability. This Warrant Certificate is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company described in paragraph 1, for new Warrant Certificates of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares as shall be designated by such holder hereof at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate or any such new Warrant Certificates and, in the case of any such loss, theft or destruction, of a bond of indemnity or other security satisfactory to the Company, or, in the case of any such mutilation, upon surrender or cancellation of such mutilated Warrant Certificate, the Company will issue to the holder hereof a new Warrant Certificate of like tenor and date, in lieu of this Warrant Certificate or such new Warrant Certificates, representing the right to purchase the number of Warrant Shares which may be purchased hereunder. Subject to compliance with paragraph 2, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant Certificate shall be made and delivered by the Company, of the same tenor and date as this Warrant Certificate but registered in the name of the transferee, upon surrender of this Warrant Certificate, duly endorsed, to the office or agency of the Company. All expenses, taxes (other than stock transfer taxes, which shall be the obligation of the Warrant holder) and other charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this paragraph 5 shall be paid by the Company.

         6. No Rights as Stockholder; Survival of Rights. Neither this Warrant Certificate nor the Warrants represented hereby shall entitle the holder hereof to any voting rights or any rights as a stockholder of the Company. The rights and obligations of the Company, of the holder of these Warrants and of any holder of Warrant Shares issued upon exercise of these Warrants shall survive the exercise of these Warrants.

         7. Governing Law; Amendments and Waivers; Headings. The validity, interpretation and performance of this Warrant Certificate and each of its terms and provisions shall be governed by the laws of the State of Connecticut. No provision of this Warrant Certificate may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the same is sought. The headings in this Warrant Certificate are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

         8. Notices. Any notice or other document required or permitted to be given or delivered to Warrant holders shall be delivered at, or sent by certified or registered mail to each Warrant holder at, the address shown or to such other address as shall have been furnished to the Company by such Warrant holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to the principal office of the Company at 35 Nutmeg Drive, Trumbull, Connecticut 06611 Attention: Secretary, or such other address as shall have been furnished to the Warrant holders by the Company.


         IN WITNESS WHEREOF, E-Sync Networks, Inc. has caused this Warrant Certificate to be signed by its duly authorized officer under its corporate seal, duly attested by its authorized officer, and to be dated as of August 15, 2000.

                                                     E-SYNC NETWORKS, INC.




                                                     By:
                                                         Name:
                                                         Title: